Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 3rd Quarter 2023 Results
Denver, Colorado, November 7, 2023 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended September 30, 2023.

"We delivered another strong quarter," said Javier Rodriguez, CEO of DaVita Inc. "We began the year by making progress earlier than expected across many of our key operating priorities, and that momentum has continued into the third quarter. We have balanced a strong focus on near-term operating discipline, while continuing to invest in future growth. At the same time, we're creating a differentiated experience for our teammates, and delivering the highest standard of care for our patients."
Financial and operating highlights for the quarter ended September 30, 2023:
•Consolidated revenues were $3.1 billion.
•Operating income was $496 million and adjusted operating income was $525 million.
•Diluted earnings per share was $2.62 and adjusted diluted earnings per share was $2.85.
•Operating cash flow was $661 million and free cash flow was $453 million.

	Three months ended		Nine months ended September 30,
	September 30, 2023	June 30, 2023	2023	2022
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$247	$179	$541	$492
Diluted per share	$2.62	$1.91	$5.80	$5.07
Adjusted net income(1)	$268	$194	$608	$530
Adjusted diluted per share(1)	$2.85	$2.08	$6.51	$5.46

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended				Nine months ended September 30,
	September 30, 2023		June 30, 2023		2023		2022
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$496	15.9%	$405	13.5%	$1,213	13.5%	$1,083	12.5%
Adjusted operating income(1)(2)	$525	16.8%	$432	14.4%	$1,308	14.5%	$1,133	13.0%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the third quarter of 2023 were 7,306,948, or an average of 92,493 treatments per day, representing a per day decrease of (0.2)% compared to the second quarter of 2023. Normalized non-acquired treatment growth in the third quarter of 2023 compared to the third quarter of 2022 was 0.5%.

	Three months ended		Quarter change	Nine months ended		Year to date change
	September 30, 2023	June 30, 2023		September 30, 2023	September 30, 2022
	(dollars in millions, except per treatment data)
Revenue per treatment	$380.33	$376.73	$3.60	$374.46	$364.89	$9.57
Patient care costs per treatment	$250.08	$252.57	$(2.49)	$253.30	$251.88	$1.42
General and administrative	$281	$279	$2	$819	$755	$64
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to favorable changes in commercial and Medicare Advantage (MA) mix, a net increase in average reimbursement rates and other normal fluctuations. Our U.S. dialysis average patient service revenue per treatment was negatively impacted by a decrease in hospital inpatient revenues. The year to date change was primarily driven by normal annual rate increases, favorable changes in commercial and MA mix and a net increase in Medicare rate due to a base rate increase in 2023, partially offset by the phased-in increase of sequestration of 1% in April 2022 and full 2% beginning July 1, 2022 and thereafter. Other drivers of this change include improved cash collections on previously reserved balances assumed to be uncollectible.
Patient care costs: The quarter change was primarily due to decreased minor equipment expense and utilities expense driven by our virtual power purchase arrangements. Other drivers of this change include decreases in pharmaceutical costs, professional fees, medical supplies expense, contract wages and travel costs. In addition, our fixed other direct operating expenses positively impacted patient care costs per treatment due to increased treatments in the third quarter of 2023. The quarter was also impacted by increased compensation expenses including increased wages and headcount, increased health benefit expense, as well as increased insurance costs. The year to date change was primarily due to increased compensation expenses including increased wage rates and headcount, as well as increases in professional fees, medical supplies expense, repairs and maintenance expense and travel costs. Other drivers of this change include increased utilities expense driven by our virtual power purchase arrangements and increased center closure costs, as described below. In addition, our fixed other direct operating expenses unfavorably impacted patient care costs per treatment due to decreased treatments in 2023. These increases were partially offset by decreased pharmaceutical costs and contract wages.
General and administrative: The quarter change was primarily due to increases in contributions to our charitable foundation, management meeting costs and IT-related costs. These increases were partially offset by decreased compensation expenses, center closure costs, as described below, and long-term incentive compensation. The year to date change was primarily due to increases in compensation expenses including increased wage rates and severance costs, as described below. Other drivers of this change include gains recognized on the sale of our self-developed properties in the second quarter of 2022, increased IT-related costs and travel costs as well as increases in contributions to our charitable foundation. These increases were partially offset by decreased advocacy costs and decreased professional fees.
Certain items impacting the quarter:

Integrated kidney care (IKC). IKC revenues for the third quarter of 2023 increased compared to the second quarter of 2023 due to a net increase in shared savings and increased revenues in our special needs plans.
Closure costs. During the third quarter of 2023, we continued the strategic review of our outpatient clinic capacity requirements and utilization, which have been impacted both by declines in our patient census in some markets due to the COVID-19 pandemic, as well as by our initiatives toward, and advances in, increasing the proportion of our home dialysis patients. This continuing review, begun in the third quarter of 2022, has resulted in higher than normal charges for center capacity closures over the last number of quarters. These capacity closure costs include net losses on assets retired, lease costs, asset impairments and accelerated depreciation and amortization.
During the three months ended and nine months ended September 30, 2023, we incurred charges for U.S. dialysis center closures of approximately $24.0 million and $67.3 million, respectively. For a breakdown of how these closure costs have impacted our income statement for respective periods, see Note 3 in our Non-GAAP reconciliations that follow.

Severance costs and other. During the fourth quarter of 2022, we committed to a plan to increase efficiencies and cost savings in certain general and administrative support functions. As a result of this plan, we recognized expenses related to termination and other benefit commitments. This plan included additional charges of $4.7 million during the third quarter of 2023 and $28.1 million during the nine months ended September 30, 2023.
Financial and operating metrics:

	Three months ended September 30,		Twelve months ended September 30,
	2023	2022	2023	2022
Cash flow:	(dollars in millions)
Operating cash flow	$661	$711	$1,918	$1,751
Free cash flow(1)	$453	$500	$1,054	$1,032

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended September 30, 2023	Nine months ended September 30, 2023
Effective income tax rate on:
Income	18.2%	18.2%
Income attributable to DaVita Inc.(1)	21.8%	22.9%
Adjusted income attributable to DaVita Inc.(1)	22.1%	23.2%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of September 30, 2023, we provided dialysis services to a total of approximately 249,100 patients at 3,053 outpatient dialysis centers, of which 2,694 centers were located in the United States and 359 centers were located in 11 countries outside of the United States. During the third quarter of 2023, we opened a total of five new dialysis centers and closed 15 dialysis centers in the United States. We also acquired two dialysis centers and opened four new dialysis centers outside of the United States during the third quarter of 2023.
IKC: As of September 30, 2023, we had approximately 59,000 patients in risk-based integrated care arrangements representing approximately $4.8 billion in annualized medical spend. We also had an additional 16,000 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see Note 2: Integrated Care Metrics.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, current macroeconomic and marketplace conditions, and global events continue to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including capacity closure charges, severance costs and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2023 guidance		Prior 2023 guidance
	Low	High	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,650	$1,725	$1,565	$1,675
Adjusted diluted net income per share attributable to DaVita Inc.	$7.80	$8.30	$7.00	$7.80
Free cash flow	$950	$1,150	$850	$1,100
We will be holding a conference call to discuss our results for the third quarter ended September 30, 2023, on November 7, 2023, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings". This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, including statements about our balance sheet and liquidity, our expenses and expense offsets, revenues, billings and collections, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, DaVita's response to and the continuing impact of the coronavirus (COVID-19) pandemic, the continuing impact of the COVID-19 pandemic on the U.S. and global economies, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and MA plan enrollment, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments, and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•the current macroeconomic and marketplace conditions, and global events, many of which are interrelated and which relate to, among other things, inflation, rising interest rates, labor market conditions, wage pressure, evolving monetary policies, and the continuing impact of the COVID-19 pandemic on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; further spread or resurgence of the virus, including as a result of the emergence of new strains of the virus; the continuing impact of the pandemic on our revenues and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; our ability to successfully implement cost savings initiatives; supply chain challenges and disruptions; and elevated teammate turnover and training costs and higher salary and wage expense, driven in part by persisting labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist even as the pandemic continues to subside;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, as a result of our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations, or as a result of payors' implementing restrictive plan designs, including, without limitation, actions taken in response to the U.S. Supreme Court’s decision in Marietta Memorial Hospital Employee Health Benefit Plan, et al. v. DaVita Inc. et al. (Marietta); how and whether regulators and legislators will respond to the Marietta decision including, without limitation, whether they will issue regulatory guidance or adopt new legislation; how courts will interpret other anti-discriminatory provisions that may apply to restrictive plan designs; whether there could be other potential negative impacts of the Marietta decision; and the timing of each of these items;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in or that select higher-paying commercial plans, including for example MA plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including, without limitation, those related to healthcare, antitrust matters, including, among others, restrictive covenants, and/or labor matters;

•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, which continue to increase in the dialysis industry, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•Our ability to respond to challenging U.S. and global economic and marketplace conditions, including among other things our ability to successfully identify cost savings opportunities and to implement cost savings initiatives such as ongoing initiatives that increase our use of third-party service providers to perform certain activities, initiatives that relate to clinic optimization and capacity utilization improvement, and procurement opportunities, among other things;
•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the Medicare Advantage benchmark structure;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to hypoxia inducible factors, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, to successfully integrate any acquired businesses, to successfully operate any acquired businesses, joint ventures or other strategic transactions, or to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation, any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Dialysis patient service revenues	$2,951,950	$2,846,494	$8,602,669	$8,372,874
Other revenues	169,382	102,200	391,731	320,132
Total revenues	3,121,332	2,948,694	8,994,400	8,693,006
Operating expenses:
Patient care costs	2,067,315	2,085,555	6,181,348	6,120,872
General and administrative	376,883	365,447	1,072,513	975,486
Depreciation and amortization	188,423	194,414	550,166	538,534
Equity investment income, net	(7,228)	(8,509)	(22,502)	(24,696)
Total operating expenses	2,625,393	2,636,907	7,781,525	7,610,196
Operating income	495,939	311,787	1,212,875	1,082,810
Debt expense	(98,080)	(99,680)	(302,361)	(256,057)
Debt extinguishment and modification costs	—	—	(7,962)	—
Other loss, net	(19,650)	(4,898)	(14,525)	(7,968)
Income before income taxes	378,209	207,209	888,027	818,785
Income tax expense	68,848	42,515	161,621	163,757
Net income	309,361	164,694	726,406	655,028
Less: Net income attributable to noncontrolling interests	(62,729)	(59,328)	(185,536)	(162,731)
Net income attributable to DaVita Inc.	$246,632	$105,366	$540,870	$492,297

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.70	$1.16	$5.95	$5.24
Diluted net income	$2.62	$1.13	$5.80	$5.07

Weighted average shares for earnings per share:
Basic shares	91,322	91,160	90,937	93,959
Diluted shares	94,041	93,263	93,317	97,153

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income	$309,361	$164,694	$726,406	$655,028
Other comprehensive (loss) income, net of tax:
Unrealized gains on interest rate cap agreements:
Unrealized gains	6,996	41,312	28,305	95,660
Reclassifications of net realized (gains) losses into net income	(21,198)	1,033	(55,895)	3,100
Unrealized (losses) gains on foreign currency translation:	(47,644)	(66,100)	27,878	(95,064)
Other comprehensive (loss) income	(61,846)	(23,755)	288	3,696
Total comprehensive income	247,515	140,939	726,694	658,724
Less: Comprehensive income attributable to noncontrolling interests	(62,729)	(59,328)	(185,536)	(162,731)
Comprehensive income attributable to DaVita Inc.	$184,786	$81,611	$541,158	$495,993

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)
(dollars in thousands)

	Nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$726,406	$655,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	550,166	538,534
Loss on extinguishment of debt	7,132	—
Stock-based compensation expense	82,313	77,904
Deferred income taxes	(17,767)	(35,637)
Equity investment loss (income), net	40,121	(417)
Other non-cash charges, net	1,633	16,035
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	118,148	(135,632)
Other current assets	32,132	43,739
Other long-term assets	1,101	(49,326)
Accounts payable	(33,837)	38,870
Accrued compensation and benefits	65,279	35,491
Other current liabilities	10,822	87,248
Income taxes	(1,878)	(37,770)
Other long-term liabilities	(7,945)	(13,219)
Net cash provided by operating activities	1,573,826	1,220,848
Cash flows from investing activities:
Additions of property and equipment	(409,011)	(409,391)
Acquisitions	(7,990)	(43,811)
Proceeds from asset and business sales	24,907	116,088
Purchase of debt investments held-to-maturity	(30,419)	(94,602)
Purchase of other debt and equity investments	(6,693)	(3,322)
Proceeds from debt investments held-to-maturity	94,414	40,660
Proceeds from sale of other debt and equity investments	3,930	3,763
Other	—	(782)
Purchase of equity method investments	(276,006)	(28,176)
Distributions from equity method investments	3,364	2,490
Net cash used in investing activities	(603,504)	(417,083)
Cash flows from financing activities:
Borrowings	2,468,335	1,705,913
Payments on long-term debt	(2,992,248)	(1,557,358)
Deferred and debt related financing costs	(53,466)	—
Purchase of treasury stock	—	(802,228)
Distributions to noncontrolling interests	(203,381)	(188,592)
Net payments related to stock purchases and awards	(41,155)	(42,248)
Contributions from noncontrolling interests	11,579	11,382
Proceeds from sales of additional noncontrolling interests	50,962	3,673
Purchases of noncontrolling interests	(7,875)	(20,770)
Net cash used in financing activities	(767,249)	(890,228)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,063	(6,283)
Net increase (decrease) in cash, cash equivalents and restricted cash	206,136	(92,746)
Cash, cash equivalents and restricted cash at beginning of the year	338,989	554,960
Cash, cash equivalents and restricted cash at end of the period	$545,125	$462,214

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$449,458	$244,086
Restricted cash and equivalents	95,667	94,903
Short-term investments	11,713	77,693
Accounts receivable	2,024,827	2,132,070
Inventories	109,620	109,122
Other receivables	352,965	413,976
Prepaid and other current assets	91,109	78,839
Income tax receivable	—	4,603
Total current assets	3,135,359	3,155,292
Property and equipment, net of accumulated depreciation of $5,650,912 and $5,265,372, respectively	3,097,483	3,256,397
Operating lease right-of-use assets	2,509,416	2,666,242
Intangible assets, net of accumulated amortization of $37,738 and $49,772, respectively	185,403	182,687
Equity method and other investments	565,394	231,108
Long-term investments	45,320	44,329
Other long-term assets	302,142	315,587
Goodwill	7,088,223	7,076,610
	$16,928,740	$16,928,252
LIABILITIES AND EQUITY
Accounts payable	$435,417	$479,780
Other liabilities	808,000	802,469
Accrued compensation and benefits	770,184	692,654
Current portion of operating lease liabilities	393,440	395,401
Current portion of long-term debt	108,558	231,404
Income tax payable	22,331	18,039
Total current liabilities	2,537,930	2,619,747
Long-term operating lease liabilities	2,342,170	2,503,068
Long-term debt	8,285,146	8,692,617
Other long-term liabilities	184,944	105,233
Deferred income taxes	753,871	782,787
Total liabilities	14,104,061	14,703,452
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,445,403	1,348,908
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 91,348 and 90,411 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively)	91	90
Additional paid-in capital	552,651	606,935
Retained earnings	715,357	174,487
Accumulated other comprehensive loss	(68,898)	(69,186)
Total DaVita Inc. shareholders' equity	1,199,201	712,326
Noncontrolling interests not subject to put provisions	180,075	163,566
Total equity	1,379,276	875,892
	$16,928,740	$16,928,252

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Nine months ended September 30, 2023
	September 30, 2023	June 30, 2023
1. Consolidated business metrics:
Operating margin	15.9%	13.5%	13.5%
Adjusted operating margin excluding certain items(1)(2)	16.8%	14.4%	14.5%
General and administrative expenses as a percent of consolidated revenues(3)	12.1%	12.1%	11.9%
Effective income tax rate on income	18.2%	16.5%	18.2%
Effective income tax rate on income attributable to DaVita Inc.(1)	21.8%	21.3%	22.9%
Effective income tax rate on adjusted income attributable to DaVita Inc.(1)	22.1%	21.6%	23.2%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,785	$2,731	$8,128
Other—Ancillary services
Integrated kidney care	158	94	351
Other U.S. ancillary	4	7	18
International dialysis patient service and other	200	190	569
	363	292	938
Eliminations	(27)	(22)	(72)
Total consolidated revenues	$3,121	$3,000	$8,994
Operating income (loss):
U.S. dialysis	$509	$461	$1,331
Other—Ancillary services
Integrated kidney care	11	(39)	(66)
Other U.S. ancillary	(2)	(2)	(7)
International(4)	19	20	54
	28	(22)	(18)
Corporate administrative support expenses	(41)	(34)	(100)
Total consolidated operating income	$496	$405	$1,213

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Nine months ended September 30, 2023
	September 30, 2023	June 30, 2023
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,779	$2,724	$8,109
Other revenues	6	6	19
Total operating revenues	2,785	2,731	8,128
Operating expenses:
Patient care costs	1,827	1,826	5,485
General and administrative	281	279	819
Depreciation and amortization	176	172	515
Equity investment income	(8)	(8)	(22)
Total operating expenses	2,276	2,270	6,797
Segment operating income	$509	$461	$1,331
Reconciliation for non-GAAP measure:
Closure charges	24	21	67
Severance and other costs	4	5	26
Adjusted segment operating income(1)	$537	$487	$1,425
Metrics
Volume:
Treatments	7,306,948	7,231,242	21,655,618
Number of treatment days	79.0	78.0	234.0
Average treatments per day	92,493	92,708	92,545
Per day year-over-year (decrease) increase	(0.4)%	(0.5)%	(0.3)%
Normalized year-over-year non-acquired treatment growth(5)	0.5%	(0.2)%
Operating net revenues:
Average patient service revenue per treatment	$380.33	$376.73	$374.46
Expenses:
Patient care costs per treatment	$250.08	$252.57	$253.30
General and administrative expenses per treatment	$38.40	$38.60	$37.81
Depreciation and amortization expense per treatment	$24.08	$23.76	$23.77
Accounts receivable:
Receivables	$1,708	$1,700
DSO	57	57

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Nine months ended September 30, 2023
	September 30, 2023	June 30, 2023
4. Cash flow:
Operating cash flow	$661	$450	$1,574
Operating cash flow, last twelve months	$1,918	$1,967
Free cash flow(1)	$453	$260	$979
Free cash flow, last twelve months(1)	$1,054	$1,100
Capital expenditures:
Routine maintenance/IT/other	$93	$86	$287
Development and relocations	$44	$39	$122
Acquisition expenditures	$5	$3	$8
Proceeds from sale of self-developed properties	$4	$2	$5

5. Debt and capital structure:
Total debt(6)	$8,451	$8,760
Net debt, net of cash and cash equivalents(6)	$8,002	$8,432
Leverage ratio(7)	3.27x	3.69x
Weighted average effective interest rate:
During the quarter	4.61%	4.67%
At end of the quarter	4.56%	4.66%
On the senior secured credit facilities at end of the quarter	4.70%	4.90%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	54%	52%
Debt with rates fixed by its terms or capped by cap agreements	95%	92%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(4)The reported operating income for the three months ended September 30, 2023, and June 30, 2023 and for the nine months ended September 30, 2023 includes foreign currency gains embedded in equity method income recognized from our Asia Pacific joint venture of approximately $0.4, $1.2 and $1.0, respectively.
(5)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(6)The debt amounts as of September 30, 2023 and June 30, 2023 presented exclude approximately $57.5 and $60.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(7)See Note 1: Calculation of the Leverage Ratio on page 14.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated April 28, 2023 the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and new revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company’s management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company’s leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	September 30, 2023	June 30, 2023
Net income from continuing operations attributable to DaVita Inc.	$596	$454
Income taxes	196	170
Interest expense	362	367
Depreciation and amortization	744	750
Net income attributable to noncontrolling interests	244	241
Stock-settled stock-based compensation	98	99
Debt extinguishment and modification costs	8	8
Expected cost savings and expense reductions	65	73
Severance and other related costs	54	49
Other	81	71
"Consolidated EBITDA"	$2,447	$2,281

	September 30, 2023	June 30, 2023
Total debt, excluding debt discount and other deferred financing costs(1)	$8,451	$8,760
Less: Cash and cash equivalents including short-term investments(2)	(457)	(336)
Consolidated net debt	$7,994	$8,424
Last twelve months "Consolidated EBITDA"	$2,447	$2,281
Leverage ratio	3.27x	3.69x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of September 30, 2023 and June 30, 2023 presented exclude approximately $57.5 and $60.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted U.S. dialysis patient care costs per treatment, adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 7 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 3:    Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.

	Three months ended				Nine months ended
	September 30, 2023		June 30, 2023		September 30, 2023		September 30, 2022
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$247	$2.62	$179	$1.91	$541	$5.80	$492	$5.07
Closure charges impacting:
Patient care costs	4	0.05	6	0.06	23	0.24	15	0.16
General and administrative:	3	0.04	8	0.08	16	0.17	14	0.15
Depreciation and amortization	16	0.17	8	0.08	29	0.31	22	0.22
Total closure charges	24	0.26	21	0.23	67	0.72	50	0.52
Severance and other costs	5	0.05	5	0.06	28	0.30	—	—
Other income — Mozarc gain	—	—	(14)	(0.15)	(14)	(0.15)	—	—
Debt extinguishment and modification costs	—	—	8	0.09	8	0.09	—	—
Related income tax	(7)	(0.08)	(5)	(0.05)	(22)	(0.24)	(13)	(0.13)
Adjusted net income attributable to DaVita Inc.	$268	$2.85	$194	$2.08	$608	$6.51	$530	$5.46
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 4:    Adjusted operating income

	Three months ended		Nine months ended
	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
Consolidated:
Operating income	$496	$405	$1,213	$1,083
Closure charges impacting:
Patient care costs	4	6	23	15
General and administrative:	3	8	16	14
Depreciation and amortization	16	8	29	22
Total closure charges	24	21	67	50
Severance and other costs	5	5	28	—
Adjusted operating income	$525	$432	$1,308	$1,133

	Three months ended		Nine months ended
	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
Consolidated:
U.S. dialysis:
Segment operating income	$509	$461	$1,331	$1,231
Closure charges	24	21	67	50
Severance and other costs	4	5	26	—
Adjusted U.S. dialysis operating income	537	487	1,425	1,281
Other - Ancillary services:
U.S.
Integrated kidney care	11	(39)	(66)	(90)
Other U.S. ancillary	(2)	(2)	(7)	(8)
Segment operating loss	9	(42)	(72)	(98)
Severance and other costs	—	—	—	—
Adjusted operating loss	9	(42)	(72)	(98)
International
Segment operating income	19	20	54	41
Other - Ancillary services operating loss	28	(22)	(18)	(57)
Corporate administrative support expenses:
Segment expenses	(41)	(34)	(100)	(91)
Severance and other costs	—	—	1	—
Adjusted Corporate administrative support expenses	(41)	(33)	(98)	(91)
Adjusted operating income	$525	$432	$1,308	$1,133
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 5:    Adjusted U.S. dialysis expense measures

	Three months ended
	September 30, 2023			June 30, 2023
	GAAP	Non-GAAP adjustment	Adjusted	GAAP	Non-GAAP adjustment	Adjusted
	(dollars in millions)
U.S. dialysis
Treatments	7,306,948		7,306,948	7,231,242		7,231,242
Operating expenses:
Patient care costs	$1,827	$(4)	$1,823	$1,826	$(6)	$1,821
General and administrative	281	(8)	273	279	(13)	266
Depreciation and amortization	176	(16)	160	172	(8)	164
Equity investment income	(8)		(8)	(8)		(8)
Total operating expenses	$2,276	$(28)	$2,248	$2,270	$(26)	$2,244
Patient care costs per treatment(1)	$250.08		$249.48	$252.57		$251.78
Certain columns, rows, per treatment amounts or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)Patient care costs per treatment and adjusted patient care costs per treatment are patient care costs or adjusted patient care costs divided by number of U.S. dialysis treatments, respectively.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 6:    Effective income tax rates on income attributable to DaVita Inc.

	Three months ended		Nine months ended September 30, 2023
	September 30, 2023	June 30, 2023
Income before income taxes	$378	$295	$888
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(63)	(68)	(186)
Income before income taxes attributable to DaVita Inc.	$315	$227	$702

Income tax expense	$69	$49	$162
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense attributable to DaVita Inc.	$69	$48	$161

Effective income tax rate on income attributable to DaVita Inc.	21.8%	21.3%	22.9%
The effective income tax rate on adjusted income attributable to DaVita Inc. is computed as follows:

	Three months ended		Nine months ended September 30, 2023
	September 30, 2023	June 30, 2023
Income before income taxes	$378	$295	$888
Closure charges impacting:
Patient care costs	4	6	23
General and administrative:	3	8	16
Depreciation and amortization	16	8	29
Severance and other costs	5	5	28
Other income — Mozarc gain	—	(14)	(14)
Debt extinguishment and modification costs	—	8	8
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(63)	(68)	(186)
Adjusted income before income taxes attributable to DaVita Inc.	$344	$247	$791
Income tax expense	$69	$49	$162
Plus income tax related to:
Closure charges impacting:
Patient care costs	1	1	6
General and administrative:	1	2	4
Depreciation and amortization	4	2	7
Severance and other costs	1	1	7
Other income — Mozarc gain	—	(3)	(3)
Debt extinguishment and modification costs	—	2	2
Less income tax related to:
Noncontrolling interests	—	—	(1)
Income tax on adjusted income attributable to DaVita Inc.	$76	$53	$183
Effective income tax rate on adjusted income attributable to DaVita Inc.	22.1%	21.6%	23.2%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 7:    Free cash flow

	Three months ended			Nine months ended September 30, 2023
	September 30, 2023	June 30, 2023	September 30, 2022
Net cash provided by operating activities	$661	$450	$711	$1,574
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(79)	(69)	(70)	(203)
Contributions from noncontrolling interests	5	2	2	12
Expenditures for routine maintenance and information technology	(93)	(86)	(104)	(287)
Expenditures for development and relocations	(44)	(39)	(40)	(122)
Proceeds from sale of self-developed properties	4	2	1	5
Free cash flow	$453	$260	$500	$979

	Twelve months ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net cash provided by operating activities	$1,918	$1,967	$1,751
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(283)	(274)	(255)
Contributions from noncontrolling interests	15	13	15
Expenditures for routine maintenance and information technology	(434)	(445)	(416)
Expenditures for development and relocations	(169)	(165)	(182)
Proceeds from sale of self-developed properties	7	4	120
Free cash flow	$1,054	$1,100	$1,032
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.